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                                                                     EXHIBIT 4.2


   THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE, OFFERED SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER IN THE UNITED STATES OR TO US PERSONS, UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTION, OR UNLESS PURSUANT TO AN EXEMPTION THEREFROM.

                           8% CONVERTIBLE DEBENTURE

U.S.$555,555.00                             Date of Issuance:_____________, 1997

   For value received, S I Diamond Technology, Inc., a Texas corporation (the "Issuer"), promises to pay to Income Partnership of America, Ltd. a Belize corporation ("Lender") Five Hundred Fifty Five Thousand, Five Hundred Fifty Five Dollars (US$555,555.00) (the "Principal"), plus interest ("Interest") at the annual rate of 8% (the "Interest Rate") on the amount of Principal from time-to-time remaining unpaid.

   1.  Payments.

       (a) The entire unpaid Principal and any accumulated unpaid interest thereon shall be due and payable on the second anniversary of the Date of Issuance hereof (the "Maturity Date"), or as set forth in Section 7(a).

       (b) Interest shall be calculated on the basis of the actual number of days elapsed divided by three hundred sixty-five (365) and shall accrue and be payable upon the Maturity Date, prepayment, or conversion of this Debenture.
The Issuer may elect to pay interest payments in cash or as Conversion Shares as provided in Section 7(a) of this Debenture. The Issuer shall give notice to the Lender of such election at least five business days prior to the date the payment is due.

       (c) All payments hereunder shall be made in lawful money of the United States of America without set-off, deduction or counterclaim, except as provided in Section 7 of this Debenture.

   2. Application of Payments. All payments hereunder shall first be applied to Interest and the remainder to Principal.

   3. Prepayment. The Company may prepay all outstanding principal and accrued interest on this Debenture without penalty after at least 10 days prior notice, except that the Lender shall have the right to elect at least five business days prior to the specified prepayment date to convert the then outstanding principal and accrued interest into the Issuer's common stock, pursuant to Section 7(a) of this Debenture.

   4.  Events of Default.

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     (a)  The following shall constitute events of default:

          (1) The nonpayment by the Issuer within ten (10) days subsequent to receipt of notice thereof given to Issuer by Lender that any payment of Principal, Interest or other sum due Lender hereunder has not been paid.

          (2)  The termination of the Issuer's existence.

          (3) The Issuer shall become the subject of an order or decree for relief, or a liquidator, assignee, custodian, sequestrator, trustee, or receiver shall be appointed for all or a substantial portion of its property in any insolvency proceeding under any applicable bankruptcy, insolvency, or other similar law now or hereafter in affect, for its reorganization, dissolution, liquidation, or winding up, and such order, decree or appointment shall not be discharged or such jurisdiction relinquished or vacated or stayed within ninety
(90) days.

          (4) The Issuer voluntarily commences a bankruptcy or insolvency proceeding or consents to the entry of an order for relief in connection therewith or the appointment of a liquidator, assignee, custodian, sequestrator, trustee, or receiver of all or a substantial part of its property.

          (5) The Issuer violates any of the provisions of the Subscription Agreement providing for the issuance of this Debenture.

     (b) Upon the occurrence of an event of default, the Lender, at its option, may declare the entire unpaid Principal balance of this Debenture, together with accrued interest, to be immediately due and payable without notice or demand.

     (c) In addition to payment of Interest and Principal, if upon an event of default the Lender declares the entire unpaid Principal balance of this Debenture, together with accrued Interest, to be immediately due and payable, the Lender shall be entitled to recover from the Issuer all the Lender's costs of collection, including the Lender's reasonable attorney's fees (whether incurred in connection with any judicial, bankruptcy, reorganization, administrative, appeals, or other proceedings and whether such fees or expenses arise before proceedings are commenced or after entry of any judgment).

  5. Waivers. The Issuer waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Debenture, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Debenture, except as set forth in Section 4(a)(1), above.

  6. Miscellaneous Provisions.

     (a) The term Lender as used herein shall mean only Income Partnership of America, Ltd., a Belize corporation, since this Debenture is not transferable.

     (b)  Time is of the essence in this Debenture.

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     (c)  The captions of sections of this Debenture are for convenience of reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Debenture.

     (d) If more than one person signs this Debenture, each is and shall be jointly and severally liable hereunder.

     (e) This Debenture shall be construed, interpreted, enforced, and governed by and in accordance with the laws of the State of Texas (excluding the principles thereof governing conflicts of law), and Federal law.

     (f) If any provision or portion of this Debenture is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Debenture, and the remaining provisions and portions thereof shall continue in full force and effect.

     (g) This Debenture may not be amended, extended, renewed, or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of the Lender. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

 7. Conversion Rights of Lender. The Lender shall have conversion rights as follows:

     (a) At the option of the Lender, the outstanding principal amount of this Debenture (including accrued interest payments at the election of the Issuer) shall be convertible, in whole or in part, into the common stock of the Issuer (the "Conversion Shares") at any time after sixty (60) days from the Date of Issuance until such time as the Debenture is paid or converted. For purposes of determining the number of Conversion Shares to be issued to the Lender upon any such conversion, the price of each of the Conversion Shares shall be conclusively deemed to be seventy five percent (75%) of the average of the closing bid price of a share of the Issuer's common stock on NASDAQ Small Cap Market (or such other principal market for such common stock as the case may be) for the ten consecutive trading days immediately prior to the Conversion Date, as that term is hereinafter defined.

     (b) The conversion of this Debenture shall be effected on the business day during normal business hours in Austin, Texas that the Issuer receives notice from the Lender of a conversion (the "Conversion Date") at the Issuer's principal executive office, either by post or facsimile (the "Conversion Notice"). In order to complete the conversion, the Debenture must be surrendered at the principal executive office of the Issuer during normal business hours, within five business days of receipt of the Conversion Notice. Failure to timely surrender the Debenture shall render the Conversion Notice ineffective. The Conversion Notice must specify the dollar amount to be converted and the address outside the United States to which the certificate representing the Common Shares issuable upon conversion shall be delivered and shall include reasonable instructions for delivery thereof. The Issuer shall have five business days from the receipt of the Debenture to deliver the Conversion Shares as requested in the Conversion Notice. The Issuer shall also deliver within five business days, from receipt of this Debenture, a replacement convertible

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debenture, in the same form as this Debenture, for the remaining principal amount, if any, stating on the first page the original date of issue and the date of reissue.

   (c) No securities issuable upon conversion of this Debenture shall be delivered in the United States, nor shall they be issued, unless Issuer has been furnished: (i) a written certificate from a duly authorized representative of Lender certifying that Lender is not a US Person and that Lender is not seeking to convert the Debenture to obtain Common Stock for the benefit of or transfer to a US Person; and (ii) an opinion of counsel admitted to practice in the United States, reasonably acceptable to and addressed to Lender, opining that the Common Stock into which the Debenture is sought to be converted either has been registered under the Act or that an exemption from such registration is available.

   (d) No fractional shares or scrip representing fractional shares shall be issued upon the conversion hereof. If any such conversion would otherwise require the issuance of a fractional share, the number of common shares to be issued shall be rounded to the nearest full share.

   (e) The number and kind of securities purchasable upon the conversion of this Debenture shall be subject to adjustment from time-to-time upon the happening of certain events as follows:

        (1) Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding securities of the class of securities which are issuable upon conversion of this Debenture (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination or an increase in the number of such securities outstanding) or in case of any consolidation or merger of the Issuer with or into another corporation (other than a merger with another corporation in which the Issuer is the surviving corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of outstanding securities issuable upon the conversion of this Debenture or an increase or decrease in the number of such securities outstanding), or in case of any sale or transfer to another corporation of the property of the Issuer as an entirety or substantially as an entirety, the holder of this Debenture shall have the right to convert this Debenture (upon terms not less favorable to the holder than those theretofore applicable to this Debenture) and to receive upon such conversion, in lieu of the Conversion Shares theretofore issuable upon conversion of this Debenture, the kind and amount of shares of stock, and other securities, money or property receivable upon such reclassification, change, consolidation, merger, sale, or transfer by the holder of the Conversion Shares had the Debenture been converted immediately prior to such reclassification, change, consolidation, merger, sale or transfer. The adjustment provisions hereof shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, and transfers.

   (2) Subdivision or Combination. If subsequent to a Conversion Date and prior to the date Issuer transmits the Conversion Shares to the Lender, the Issuer shall subdivide or combine its outstanding securities of the class of securities which are issuable upon conversion of this Debenture, the amount of securities to be received upon such conversion shall be proportionately increased in the case of a subdivision of such securities,

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or shall be proportionately reduced, in the case of a combination of such securities, as of the effective date of such subdivision or combination, as the case may be.

[CORPORATE SEAL]                        S I DIAMOND TECHNOLOGY, INC.


                                        By:____________________________
                                        Its:___________________________


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